As filed with the Securities and Exchange Commission on August 3, 2005



                                               Securities Act File No. 333-11283
                                   Investment Company Act File Act No. 811-07797

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-1A

                                   ----------


              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933        [X]

[_]                         PRE-EFFECTIVE AMENDMENT NO.


                          POST-EFFECTIVE AMENDMENT NO. 50                    [X]

                                        and/or
          REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940    [X]

                                AMENDMENT NO. 50



                        (Check appropriate box or boxes)


                         SUNAMERICA FOCUSED SERIES, INC.
               (Exact Name of Registrant as Specified in Charter)


                                   ----------

                           Harborside Financial Center
                                  3200 Plaza 5
                           Jersey City, NJ 07311-4992
               (Address of Principal Executive Office) (Zip Code)

       Registrant's telephone number, including area code: (800) 858-8850


                               Gregory N. Bressler
                                 General Counsel

                      AIG SunAmerica Asset Management Corp.
                           Harborside Financial Center
                                  3200 Plaza 5
                           Jersey City, NJ 07311-4992
                    (Name and Address for Agent for Service)



                                    Copy to:
                             Margery K. Neale, Esq.
                              Shearman & Sterling LLP
                              599 Lexington Avenue
                               New York, NY 10022


                  Approximate Date of Proposed Public Offering:
    As soon as practical after this Registration Statement becomes effective.

  It is proposed that this filing will become effective (check appropriate box)


          [X] immediately upon filing pursuant to paragraph (b)
          [_] 60 days after filing pursuant to paragraph (a)(1).
          [_] on February 28, 2005 pursuant to paragraph (a)(1)
          [_] 75 days after filing pursuant to paragraph (a)(2)
          [_] on (date) pursuant to paragraph (a)(2) of Rule 485.


                    If appropriate, check the following box:

               [_] This post-effective amendment designates a new
                      effective date for a previously filed
                            post-effective amendment.

The purpose of this filing is to add Exhibit (p)(xxx), Code of Ethics for TimesSquare Capital Management, LLC and Exhibit (p)(xxxii), Code of Ethics for Munder Capital Management, which were indicated in Part C of Post-Effective Amendment No. 49 of this Registration Statement as being filed herewith; to replace Exhibit (d)(xxx), Subadvisory Agreement between SunAmerica and Janus Capital Management, LLC, which was filed as part of Post-Effective Amendment No. 49 of this Registration Statement, with Exhibit (d)(xxix), as indicated in Part C of Post-Effective Amendment No. 49 of this Registration Statement; to replace Exhibit (i)(1), Opinion and Consent of Counsel, which was filed as part of Post-Effective Amendment No. 49 of this Registration Statement, with a new Exhibit (i)(1); and to replace Exhibit (p)(xxiii), Code of Ethics for Eagle Asset Management, Inc., which was filed as part of Post-Effective Amendment No. 49 of this Registration Statement, with a new Exhibit (p)(xxiii). Except for the addition and replacement of these exhibits, all other parts of Amendment No. 49 are hereby incorporated into this filing by reference.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement under Rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment No. 50 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jersey City, and State of New Jersey, on the 3rd day of August, 2005.


                                        SUNAMERICA FOCUSED SERIES, INC.
                                        (Registrant)



                                        By:              *
                                           -------------------------------------
                                           Vincent Marra
                                           President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 50 to Registrant's Registration Statement on Form N-1A has been signed by the following persons in the capacities and on the date indicated.



       SIGNATURES                       TITLE                      DATE
---------------------------   ------------------------------   -----------------
            *
---------------------------   Director                         August 3, 2005
Peter A. Harbeck


            *                 Treasurer
---------------------------   (Principal Financial and         August 3, 2005
                              Accounting Officer)
Donna M. Handel


            *
---------------------------   Director                         August 3, 2005
Jeffrey S. Burum


            *
---------------------------   Director                         August 3, 2005
Samuel M. Eisenstat


            *
---------------------------   Director                         August 3, 2005
Stephen J. Gutman


            *
---------------------------   Director                         August 3, 2005
William F. Devin


            *
---------------------------   Director                         August 3, 2005
Dr. Judith L. Craven


            *
---------------------------   Director                         August 3, 2005
William J. Shea


            *                 President
---------------------------   (Principal Executive Officer)    August 3, 2005
Vincent Marra


*By: /s/ Corey Issing
     -----------------------------------                       August 3, 2005
     Corey Issing, Attorney-in-Fact

                                  Exhibit Index

Exhibit Number         Exhibit Description

(d)(xxix) Amendment to Subadvisory Agreement between SunAmerica and Janus Capital Management, LLC.

(i)(1)                 Opinion and Consent of Counsel.

(p)(xxiii)             Code of Ethics for Eagle Asset Management, Inc.

(p)(xxx)               Code of Ethics for TimesSquare Capital Management, LLC.

(p)(xxxii)             Code of Ethics for Munder Capital Management.